FOR IMMEDIATE RELEASE
DATE: October 26, 2017

HERITAGE FINANCIAL ANNOUNCES THIRD QUARTER 2017 RESULTS AND DECLARES REGULAR AND SPECIAL CASH DIVIDENDS

•	Diluted earnings per common share were $0.35 for the quarter ended September 30, 2017 compared to $0.37 for the quarter ended September 30, 2016 and $0.39 for the linked-quarter ended June 30, 2017.

•	Heritage declared a regular cash dividend of $0.13 per common share and a special cash dividend of $0.10 on October 25, 2017.

•	Return on average assets was 1.05%, return on average equity was 8.34% and return on average tangible common equity was 11.10% for the quarter ended September 30, 2017.

•
Total loans receivable, net, increased $49.4 million, or 1.8%, to $2.77 billion at September 30, 2017 from $2.72 billion at June 30, 2017 and increased $156.4 million, or 6.0%, from $2.61 billion at December 31, 2016.

Olympia, WA - Heritage Financial Corporation (NASDAQ GS: HFWA) (the “Company” or “Heritage”) today reported that the Company had net income of $10.6 million for the quarter ended September 30, 2017 compared to $11.0 million for the quarter ended September 30, 2016 and $11.8 million for the linked-quarter ended June 30, 2017. Diluted earnings per common share for the quarter ended September 30, 2017 was $0.35 compared to $0.37 for the quarter ended September 30, 2016 and $0.39 for the linked-quarter ended June 30, 2017.
The Company had net income of $31.8 million for the nine months ended September 30, 2017, or $1.06 per diluted common share, compared to $29.0 million, or $0.97 per diluted common share, for the nine months ended September 30, 2016.
Brian L. Vance, President and CEO, commented, "We are pleased with our overall financial performance for the third quarter of 2017. Our annualized loan growth for the quarter was 7.2% and we reached the milestone of $4 billion in total assets during the quarter. In addition, even with costs incurred relating to the proposed merger with Puget Sound Bancorp and the investment in a new Portland team, our return on average assets was a solid 1.05% for the third quarter of 2017.”
“We are also pleased to announce that in addition to our regular quarterly cash dividend, the board has declared a special dividend of $0.10 payable to our shareholders in November.”

Balance Sheet
The Company’s total assets increased $59.1 million, or 1.5%, to $4.05 billion at September 30, 2017 from $3.99 billion at June 30, 2017.
Total loans receivable, net of allowance for loan losses, increased $49.4 million, or 1.8%, to $2.77 billion at September 30, 2017 from $2.72 billion at June 30, 2017. The growth in loans receivable was due primarily to increases in commercial business loans of $48.0 million and consumer loans of $10.4 million, offset partially by a decrease in real estate construction and land development loans of $11.0 million.

Prepaid expenses and other assets increased $12.6 million, or 16.7%, to $87.7 million at September 30, 2017 from $75.2 million at June 30, 2017 primarily as a result of the Company's investment in two new low income housing tax credit partnerships totaling $14.3 million during the quarter ended September 30, 2017. These investments had corresponding obligations recorded in accrued expenses and other liabilities of $14.3 million at September 30, 2017. These obligations will decrease as projects in the partnerships are funded. During the quarter ended September 30, 2017 the Company made capital contributions related to other low income housing tax credit partnerships of $8.5 million, offsetting the increase in accrued expenses and other liabilities.
Total deposits increased $29.6 million, or 0.9%, to $3.32 billion at September 30, 2017 from $3.29 billion at June 30, 2017, primarily due to increases in money market accounts. Non-maturity deposits as a percentage of total deposits remained the same at 88.1% for both September 30, 2017 and June 30, 2017 based on the proportional increases in both non-maturity and certificates of deposit accounts.
Total stockholders’ equity increased $7.6 million, or 1.5%, to $507.6 million at September 30, 2017 from $500.0 million at June 30, 2017. The increase was primarily due to net income of $10.6 million offset partially by cash dividends declared of $3.9 million. The Company and Heritage Bank continue to maintain capital levels in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had common equity Tier 1 risk-based, Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios of 11.4%, 10.4%, 12.0%, and 13.0%, respectively, at September 30, 2017, compared to 11.5%, 10.5%, 12.1%, and 13.1%, respectively, at June 30, 2017.

Credit Quality
The allowance for loan losses decreased $1.4 million, or 4.1%, to $31.4 million for the quarter ended September 30, 2017 from $32.8 million for the linked-quarter ended June 30, 2017. The decrease was due primarily to net charge-offs of $2.2 million, offset partially by a provision for loan losses of $884,000 during the quarter ended September 30, 2017 primarily as a result of loan growth.
Nonperforming loans to loans receivable, net, decreased to 0.39% at September 30, 2017 from 0.40% at June 30, 2017. Nonaccrual loans were $11.0 million at both September 30, 2017 and June 30, 2017. However, the portion of nonaccrual loans guaranteed by government agencies increased to $2.5 million at September 30, 2017 from $1.6 million at June 30, 2017. Activity in nonaccrual loans included net principal reductions of $2.1 million and charge-offs of $561,000, offset partially by additions to nonaccrual loans of $2.7 million, of which $1.1 million reflects loans previously classified as performing troubled debt restructured loans.
The allowance for loan losses to nonperforming loans was 286.71% at September 30, 2017 compared to 298.47% at the linked-quarter ended June 30, 2017.
Potential problem loans were $84.1 million at both September 30, 2017 and June 30, 2017. Activity in potential problem loans included net loan payments of $6.9 million, loan grade improvements of $2.2 million and loans transferred to troubled debt restructured status of $784,000 and nonaccrual status of $1.4 million, offset partially by additions of loans graded as potential problem loans of $11.4 million.
The allowance for loan losses to loans receivable, net, decreased to 1.12% at September 30, 2017 from 1.19% at June 30, 2017. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at September 30, 2017. Included in the carrying value of loans are net discounts on loans purchased in mergers and acquisitions which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discounts on these purchased loans was $11.7 million at September 30, 2017 compared to $11.2 million at June 30, 2017.
Net charge-offs were $2.2 million for the quarter ended September 30, 2017 compared to net recoveries of $290,000 for the same quarter in 2016 and net recoveries of $26,000 for the linked-quarter ended June 30, 2017. Of the $2.2 million in net charge-offs during the quarter ended September 30, 2017, $1.5 million related to the closure of a purchased credit impaired ("PCI") pool of commercial real estate loans during the period, representing past residual losses estimated and provided for in the pool's allocated allowance for loan loss. As the last loan in the PCI pool was resolved during the quarter ended September 30, 2017, the Company recognized these past losses as a charge-off to the allowance for loan losses. In addition, during the quarter ended September 30, 2017, the Company charged-off $556,000 relating to the write-down of one aged collateral-dependent land development loan to the fair market value of the collateral. Consumer net charge-offs of $366,000 during the quarter ended September 30, 2017 were due primarily to small charge-off balances on a large volume of consumer loans.
Nonperforming assets decreased $284,000, or 2.4%, to $11.5 million ($2.5 million guaranteed by government agencies), or 0.28% of total assets, at September 30, 2017, compared to $11.8 million ($1.6 million guaranteed by government agencies), or 0.29% of total assets, at June 30, 2017, due primarily to the decrease in other real estate owned. Other real estate owned decreased $263,000, or 33.5%, to $523,000 at September 30, 2017 from $786,000 at June 30, 2017. The decrease in other real estate owned was due to the disposition of two properties with proceeds totaling $374,000 and resulting in a gain on sale of $111,000.

Operating Results
Net interest income increased $1.4 million, or 4.1%, to $35.0 million for the quarter ended September 30, 2017 compared to $33.6 million for the same period in 2016 and increased $2.9 million, or 2.9%, to $102.3 million for the nine months ended September 30, 2017 compared to $99.5 million for the same period in 2016. The increases in net interest income for the three and nine months ended September 30, 2017 compared to the prior periods in 2016 were primarily due to increases in average interest earning assets, partially offset by decreases in average loan yields due to decreases in both contractual note rates and lower incremental accretion on purchased loans.
Net interest income increased $811,000, or 2.4%, from $34.2 million for the linked-quarter ended June 30, 2017 primarily due to an increase in average interest earning assets, partially offset by a decrease in the yield on average interest earning assets. The decrease in the yield on average interest earning assets from the linked-quarter was primarily due to lower incremental accretion on purchased loans.
Heritage’s net interest margin for the quarter ended September 30, 2017 decreased 10 basis points to 3.85% from 3.95% for the same period in 2016 and decreased seven basis points from 3.92% for the linked-quarter ended June 30, 2017. The net interest margin for the nine months ended September 30, 2017 decreased 11 basis points to 3.89% from 4.00% for the same period in 2016. The changes in net interest margin are primarily impacted by loan yields, including lower incremental accretion on purchased loans, which is included in the table below.
The loan yield, excluding incremental accretion on purchased loans, was 4.57% for the quarter ended September 30, 2017 compared to 4.63% for the quarter ended September 30, 2016 and was 4.55% for the nine months ended September 30, 2017 compared to 4.66% for the same period in 2016. The loan yield for the periods in 2017 as compared to the same periods in 2016 were lower due to the higher average contractual note rates in the loan portfolio in 2016.
Incremental accretion decreased $494,000, or 32.3%, to $1.0 million for the quarter ended September 30, 2017 from $1.5 million for the same period in 2016 and decreased $2.0 million, or 35.0%, to $3.7 million for the nine months ended September 30, 2017 from $5.7 million for the same period in 2016. The incremental accretion is expected to continue to decrease as the balance of the purchased loans continues to decrease.
Loan yield, excluding incremental accretion on purchased loans, increased four basis points to 4.57% for the quarter ended September 30, 2017 from 4.53% for the linked-quarter ended June 30, 2017 primarily due to the upward repricing of prime and LIBOR-based variable rate loans reflecting the most recent federal funds rate increase in June 2017. The three basis point decrease in loan yield including incremental accretion on purchased loans from the linked-quarter was due to a decrease in incremental accretion on purchased loans of $445,000, or 30.0%, to $1.0 million for the quarter ended September 30, 2017 from $1.5 million for the quarter ended June 30, 2017 as a result of fewer purchased loan prepayments during the recent quarter.

The following table presents the net interest margin, loan yield and the effect of the incremental accretion on purchased loans on these ratios for the periods presented below:

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	(Dollars in thousands)
Net interest margin, excluding incremental accretion on purchased loans (1)	3.74%	3.75%	3.77%	3.75%	3.77%
Impact on net interest margin from incremental accretion on purchased loans (1)	0.11%	0.17%	0.18%	0.14%	0.23%
Net interest margin	3.85%	3.92%	3.95%	3.89%	4.00%

Loan yield, excluding incremental accretion on purchased loans (1)	4.57%	4.53%	4.63%	4.55%	4.66%
Impact on loan yield from incremental accretion on purchased loans (1)	0.15%	0.22%	0.24%	0.18%	0.31%
Loan yield	4.72%	4.75%	4.87%	4.73%	4.97%

Incremental accretion on purchased loans (1)	$1,036	$1,481	$1,530	$3,687	$5,669

(1)
As of the dates of the completion of each of the merger and acquisition transactions, purchased loans were recorded at their estimated fair value, including our estimate of future expected cash flows until the ultimate resolution of these credits. The difference between the contractual loan balance and the fair value represents the purchased discount. The purchased discount is accreted into income over the estimated remaining life of the loan or pool of loans, based upon results of the quarterly cash flow re-estimation. The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes.

In addition to the incremental accretion on purchased loans, also impacting net interest margin were increases in the yields on investment securities in 2017 as compared to the 2016 periods. The yield on the aggregate investment portfolio increased to 2.24% for the quarter ended September 30, 2017 compared to 2.01% for the quarter ended September 30, 2016 and increased to 2.24% for the nine months ended September 30, 2017 compared to 1.99% for the same period in 2016, reflecting the effect of the rise in interest rates on our adjustable rate investment securities. The yield on the aggregate investment portfolio decreased one basis point from 2.25% for the linked-quarter ended June 30, 2017.
The average balance and cost of interest bearing liabilities additionally has impacted net interest margin, both including and excluding incremental accretion on purchased loans. Most significantly, the average balance of FHLB and other borrowings increased to $111.3 million during the quarter ended September 30, 2017 compared to $5.6 million during the same period in 2016 and $107.1 million during the linked-quarter ended June 30, 2017. The cost of interest bearing liabilities increased to 0.36% during the quarter ended September 30, 2017 compared to 0.25% for the quarter ended September 30, 2016 and 0.31% for the linked-quarter ended June 30, 2017. The cost of interest bearing liabilities increased to 0.32% for the nine months ended September 30, 2017 compared to 0.25% for the same period in 2016. The increase in costs from prior periods was primarily a result of the increased use of higher cost borrowings to fund asset growth, and to a lesser extent, increases in market interest rates over the last year.
Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “Although we experienced an increase in pre-accretion loan yield, our overall loan yield decreased from the prior quarter due to a decline in discount accretion income. Also impacting the net interest margin was an increase in the cost of interest bearing deposits as well as an increase in the percentage of higher costing interest bearing liabilities (certificates of deposit and Federal Home Loan Bank borrowings) to total interest bearing liabilities. However, even with these factors, net interest income increased 9.4% on an annualized basis from the prior quarter.”
The provision for loan losses decreased $611,000, or 40.9%, to $884,000 for the quarter ended September 30, 2017 compared to $1.5 million for the quarter ended September 30, 2016 and decreased $247,000, or 21.8%, from the linked-quarter ended June 30, 2017. The provision for loan losses decreased $872,000, or 23.2%, to $2.9 million for the nine months ended September 30, 2017 compared to $3.8 million at September 30, 2016. The amount of provision for loan losses was necessary to increase the allowance for loan losses to an amount that management determined to be appropriate based on the use of a consistent methodology. The decline in the provision for loan losses reflects continued improvements in our asset quality, offset by loan growth.

Noninterest income decreased $1.5 million, or 14.9%, to $8.4 million for the quarter ended September 30, 2017 compared to $9.9 million for the same period in 2016 and decreased $2.3 million, or 21.3%, from $10.7 million for the linked-quarter ended June 30, 2017. The decreases from the prior periods were due primarily to gains on sale of previously classified purchased credit impaired loans which were recognized during the prior period quarters, offset partially by increases in service charges and other fees due primarily to a consumer deposit account consolidation process completed at the end of 2016, an increase in deposit balances and changes in fee structures on deposit accounts.
Noninterest income increased $3.0 million, or 12.7%, to $26.4 million for the nine months ended September 30, 2017 compared to $23.4 million for the same period in 2016 primarily due to an increase in service charges and other fees and gain on sale of loans, offset partially by a decrease in gain on sale of investments as a result of fewer sales during 2017. Of the $1.2 million increase in gain on sale of loans, $935,000 relates to an increase in sales of previously classified purchased credit impaired loans and the remainder $221,000 increase due to recurring mortgage banking operations.
Noninterest expense increased $1.1 million, or 4.2%, to $28.0 million for the quarter ended September 30, 2017 compared to $26.8 million for the same period in 2016 and increased $146,000, or 0.5%, from $27.8 million for the linked-quarter ended June 30, 2017. Noninterest expense increased $3.3 million, or 4.2%, to $83.0 million for the nine months ended September 30, 2017 compared to $79.7 million for the same period in 2016. The increases from the prior periods relate primarily to increases in professional services due to our pending merger with Puget Sound Bancorp, Inc. ("Puget Sound"). Costs incurred for the Puget Sound merger totaled $383,000 during the three months ended September 30, 2017. Although compensation and employee benefits for the quarter ended September 30, 2017 decreased compared to the linked-quarter ended June 30, 2017 due to the closure of four branches during the quarter ended June 30, 2017, compensation and employee benefits increased for the three and nine month periods ended September 30, 2017 compared to the same periods last year. These increases were primarily due to senior level staffing increases, standard salary increases, and costs related to the Portland team. The ratio of noninterest expense to average assets (annualized) was 2.76% for the quarter ended September 30, 2017 compared to 2.81% for the same period in 2016 and 2.85% for the linked-quarter ended June 30, 2017. The ratio of noninterest expense to average assets (annualized) was 2.82% for the nine months ended September 30, 2017 compared to 2.86% for the same period in 2016.
Jeffrey J. Deuel, President and Chief Operating Officer of Heritage Bank, commented, “The entire team worked hard to implement the new deposit product line-up in the first half of 2017 and it is gratifying to see the resulting increase in service charge income. Additionally, the added expense of senior staffing ties directly to our goal of building an enterprise risk platform to support us as the Bank continues to grow.”
Income tax expense was $3.9 million for the quarter ended September 30, 2017 compared to $4.1 million for both the comparable quarter in 2016 and the linked-quarter ended June 30, 2017. Income tax expense was $11.1 million for the nine months ended September 30, 2017 compared to $10.4 million for the same period in 2016. The effective tax rate was 27.0% for the quarter ended September 30, 2017 compared to 27.2% for the comparable quarter in 2016 and 25.6% for the linked-quarter ended June 30, 2017. The effective tax rate was 25.9% for the nine months ended September 30, 2017 compared to 26.5% for the comparable period in 2016. The decrease in the effective tax rates during the three and nine month periods ended September 30, 2017 from the prior year periods was due primarily to the implementation of ASU 2016-09 on January 1, 2017 whereby the excess tax benefits on option exercises and restricted stock vesting were recognized during the periods. The increase in the effective tax rate from the linked-quarter was due primarily to a lower number of restricted stock awards vesting in the most recent quarter which resulted in lower excess tax benefits.

Dividends
On October 25, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.13 per common share and a special cash dividend in the amount of $0.10 per common share. The dividend is payable on November 22, 2017 to shareholders of record as of the close of business on November 8, 2017.

Earnings Conference Call
The Company will hold a telephone conference call to discuss this earnings release on October 26, 2017 at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1059 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through November 9, 2017, by dialing (800) 475-6701 -- access code 431381.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 59 banking offices in Washington and Oregon. Heritage Bank does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, President & Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures
This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. These measures include tangible common stockholders' equity, tangible book value per share and tangible common stockholders' equity to tangible assets. Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	September 30, 2017	June 30, 2017	December 31, 2016
	(In thousands)
Stockholders' equity	$507,608	$500,048	$481,763
Less: goodwill and other intangible assets	125,437	125,756	126,403
Tangible common stockholders' equity	$382,171	$374,292	$355,360

Total assets	$4,050,056	$3,990,954	$3,878,981
Less: goodwill and other intangible assets	125,437	125,756	126,403
Tangible assets	$3,924,619	$3,865,198	$3,752,578

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include the expected revenues, cost savings, synergies and other benefits from the Puget Sound merger might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters, including but not limited to, customer and employee retention might be greater than expected; the proposed Puget Sound merger may not close when expected or at all because required regulatory, shareholder or other approvals and conditions to closing are not received or satisfied on a timely basis or at all or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in Heritage's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission-which are available on our website at www.heritagebanknw.com and on the SEC's website at www.sec.gov. The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based only on information then actually known to the Company and upon management's beliefs and assumptions at the time they are made which may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar amounts in thousands; unaudited)

	September 30, 2017	June 30, 2017	December 31, 2016
Assets
Cash on hand and in banks	$82,905	$81,912	$77,117
Interest earning deposits	28,353	42,322	26,628
Cash and cash equivalents	111,258	124,234	103,745
Investment securities available for sale	800,060	790,594	794,645
Loans held for sale	5,368	5,787	11,662
Loans receivable, net	2,797,513	2,749,507	2,640,749
Allowance for loan losses	(31,400)	(32,751)	(31,083)
Total loans receivable, net	2,766,113	2,716,756	2,609,666
Other real estate owned	523	786	754
Premises and equipment, net	60,457	60,603	63,911
Federal Home Loan Bank stock, at cost	9,343	9,083	7,564
Bank owned life insurance	71,474	71,112	70,355
Accrued interest receivable	12,295	11,081	10,925
Prepaid expenses and other assets	87,728	75,162	79,351
Other intangible assets, net	6,408	6,727	7,374
Goodwill	119,029	119,029	119,029
Total assets	$4,050,056	$3,990,954	$3,878,981

Liabilities and Stockholders' Equity
Deposits	$3,320,818	$3,291,250	$3,229,648
Federal Home Loan Bank advances	117,400	110,900	79,600
Junior subordinated debentures	19,936	19,863	19,717
Securities sold under agreement to repurchase	28,668	21,255	22,104
Accrued expenses and other liabilities	55,626	47,638	46,149
Total liabilities	3,542,448	3,490,906	3,397,218

Common stock	360,113	359,535	359,060
Retained earnings	145,677	138,956	125,309
Accumulated other comprehensive income (loss), net	1,818	1,557	(2,606)
Total stockholders' equity	507,608	500,048	481,763
Total liabilities and stockholders' equity	$4,050,056	$3,990,954	$3,878,981

Common stock, shares outstanding	29,929,106	29,928,232	29,954,931

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Interest income:
Interest and fees on loans	$32,595	$31,500	$30,915	$94,580	$91,595
Taxable interest on investment securities	3,117	3,141	2,888	9,307	8,522
Nontaxable interest on investment securities	1,354	1,304	1,235	3,926	3,599
Interest and dividends on other interest earning assets	258	142	76	461	225
Total interest income	37,324	36,087	35,114	108,274	103,941
Interest expense:
Deposits	1,628	1,407	1,269	4,301	3,765
Junior subordinated debentures	261	249	221	748	647
Other borrowings	444	251	18	908	78
Total interest expense	2,333	1,907	1,508	5,957	4,490
Net interest income	34,991	34,180	33,606	102,317	99,451
Provision for loan losses	884	1,131	1,495	2,882	3,754
Net interest income after provision for loan losses	34,107	33,049	32,111	99,435	95,697
Noninterest income:
Service charges and other fees	4,769	4,426	3,630	13,408	10,462
Gain on sale of investment securities, net	44	117	345	161	1,106
Gain on sale of loans, net	1,229	4,138	3,435	6,562	5,406
Interest rate swap fees	328	282	742	743	1,105
Other income	2,024	1,700	1,715	5,532	5,354
Total noninterest income	8,394	10,663	9,867	26,406	23,433
Noninterest expense:
Compensation and employee benefits	15,823	16,272	15,633	48,119	45,652
Occupancy and equipment	3,979	3,818	3,926	11,607	11,873
Data processing	2,090	2,002	1,943	6,007	5,564
Marketing	933	805	745	2,545	2,254
Professional services	1,453	1,053	830	3,515	2,508
State and local taxes	640	639	820	1,828	2,031
Federal deposit insurance premium	433	357	296	1,090	1,316
Other real estate owned, net	(88)	21	(142)	(36)	330
Amortization of intangible assets	319	323	359	966	1,057
Other expense	2,373	2,519	2,408	7,346	7,079
Total noninterest expense	27,955	27,809	26,818	82,987	79,664
Income before income taxes	14,546	15,903	15,160	42,854	39,466
Income tax expense	3,922	4,075	4,121	11,086	10,441
Net income	$10,624	$11,828	$11,039	$31,768	$29,025

Basic earnings per common share	$0.35	$0.40	$0.37	$1.06	$0.97
Diluted earnings per common share	$0.35	$0.39	$0.37	$1.06	$0.97
Dividends declared per common share	$0.13	$0.13	$0.12	$0.38	$0.35

Average number of basic common shares outstanding	29,783,296	29,756,198	29,684,775	29,748,090	29,675,202
Average number of diluted common shares outstanding	29,890,710	29,839,609	29,695,806	29,834,094	29,687,745

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Performance Ratios:
Efficiency ratio	64.43%	62.01%	61.69%	64.47%	64.83%
Noninterest expense to average assets, annualized	2.76%	2.85%	2.81%	2.82%	2.86%
Return on average assets, annualized	1.05%	1.21%	1.16%	1.08%	1.04%
Return on average equity, annualized	8.34%	9.54%	8.90%	8.56%	8.00%
Return on average tangible common equity, annualized	11.10%	12.78%	11.99%	11.47%	10.85%
Net charge-offs on loans to average loans, annualized	0.32%	—%	(0.05)%	0.13%	0.18%

	As of Period End
	September 30, 2017	June 30, 2017	December 31, 2016
Financial Measures:
Book value per common share	$16.96	$16.71	$16.08
Tangible book value per common share	$12.77	$12.51	$11.86
Stockholders' equity to total assets	12.5%	12.5%	12.4%
Tangible common equity to tangible assets	9.7%	9.7%	9.5%
Common equity Tier 1 capital to risk-weighted assets	11.4%	11.5%	11.4%
Tier 1 leverage capital to average quarterly assets	10.4%	10.5%	10.3%
Tier 1 capital to risk-weighted assets	12.0%	12.1%	12.0%
Total capital to risk-weighted assets	13.0%	13.1%	13.0%
Loans to deposits ratio (1)	84.2%	83.5%	81.8%
Deposits per branch	$56,285	$55,784	$51,264
(1) Loans receivable, net of deferred costs

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Allowance for Loan Losses:
Balance, beginning of period	$32,751	$31,594	$28,426	$31,083	$29,746
Provision for loan losses	884	1,131	1,495	2,882	3,754
Net (charge-offs) recoveries:
Commercial business	(1,489)	313	665	(1,106)	(2,346)
One-to-four family residential	(15)	1	—	(14)	2
Real estate construction and land development	(365)	—	—	(355)	(71)
Consumer	(366)	(288)	(375)	(1,090)	(874)
Total net (charge-offs) recoveries	(2,235)	26	290	(2,565)	(3,289)
Balance, end of period	$31,400	$32,751	$30,211	$31,400	$30,211

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Other Real Estate Owned:
Balance, beginning of period	$786	$786	$1,560	$754	$2,019
Additions	—	—	25	32	677
Proceeds from dispositions	(374)	—	(1,716)	(374)	(2,486)
Gain on sales, net	111	—	131	111	173
Valuation adjustments	—	—	—	—	(383)
Balance, end of period	$523	$786	$—	$523	$—

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Gain on Sale of Loans, net:
Mortgage loans	$875	$731	$1,087	$2,515	$2,566
SBA loans	354	409	285	1,049	777
Other loans	—	2,998	2,063	2,998	2,063
Total gain on sale of loans, net	$1,229	$4,138	$3,435	$6,562	$5,406

	As of Period End
	September 30, 2017	June 30, 2017	December 31, 2016
Nonperforming Assets:
Nonaccrual loans by type:
Commercial business	$9,683	$8,679	$8,580
One-to-four family residential	84	87	94
Real estate construction and land development	869	2,008	2,008
Consumer	316	199	227
Total nonaccrual loans(1)(2)	10,952	10,973	10,909
Other real estate owned	523	786	754
Nonperforming assets	$11,475	$11,759	$11,663

Restructured performing loans(3)	$20,044	$20,364	$22,288
Accruing loans past due 90 days or more	—	—	—
Potential problem loans(4)	84,089	84,106	87,762
Allowance for loan losses to:
Loans receivable, net	1.12%	1.19%	1.18%
Nonperforming loans	286.71%	298.47%	284.93%
Nonperforming loans to loans receivable, net	0.39%	0.40%	0.41%
Nonperforming assets to total assets	0.28%	0.29%	0.30%

(1)	At September 30, 2017 and December 31, 2016, $5.9 million and $6.9 million of nonaccrual loans were considered troubled debt restructured loans, respectively.

(2)	At September 30, 2017 and December 31, 2016, $2.5 million and $2.8 million of nonaccrual loans were guaranteed by government agencies, respectively.

(3)	At September 30, 2017 and December 31, 2016, $1.4 million and $682,000 of performing troubled debt restructured loans were guaranteed by government agencies, respectively.

(4)
Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes the Company concern as to their ability to comply with their loan repayment terms. At September 30, 2017 and December 31, 2016, $1.7 million and $1.1 million of potential problem loans were guaranteed by government agencies, respectively.

	As of Period End
	September 30, 2017		June 30, 2017		December 31, 2016
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial business:
Commercial and industrial	$665,582	23.8%	$659,621	24.0%	$637,773	24.2%
Owner-occupied commercial real estate	602,238	21.5%	586,236	21.3%	558,035	21.1%
Non-owner occupied commercial real estate	930,188	33.3	904,195	32.9	880,880	33.4
Total commercial business	2,198,008	78.6	2,150,052	78.2	2,076,688	78.7
One-to-four family residential	81,422	2.9	80,941	2.9	77,391	2.9
Real estate construction and land development:
One-to-four family residential	51,451	1.8	49,479	1.8	50,414	1.9
Five or more family residential and commercial properties	122,981	4.4	135,959	5.0	108,764	4.1
Total real estate construction and land development	174,432	6.2	185,438	6.8	159,178	6.0
Consumer	340,643	12.2	330,215	12.0	325,140	12.3
Gross loans receivable	2,794,505	99.9	2,746,646	99.9	2,638,397	99.9
Deferred loan costs, net	3,008	0.1	2,861	0.1	2,352	0.1
Loans receivable, net	$2,797,513	100.0%	$2,749,507	100.0%	$2,640,749	100.0%

	As of Period End
	September 30, 2017		June 30, 2017		December 31, 2016
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$916,265	27.6%	$919,576	27.9%	$882,091	27.3%
Interest bearing demand deposits	1,031,449	31.0	1,031,009	31.3	963,821	29.8
Money market accounts	480,899	14.5	456,819	13.9	523,875	16.2
Savings accounts	497,024	15.0	493,593	15.0	502,460	15.6
Total non-maturity deposits	2,925,637	88.1	2,900,997	88.1	2,872,247	88.9
Certificates of deposit	395,181	11.9	390,253	11.9	357,401	11.1
Total deposits	$3,320,818	100.0%	$3,291,250	100.0%	$3,229,648	100.0%

	Three Months Ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net (2) (3)	$2,737,535	$32,595	4.72%	$2,657,946	$31,500	4.75%	$2,526,150	$30,915	4.87%
Taxable securities	562,256	3,117	2.20	567,066	3,141	2.22	588,749	2,888	1.95
Nontaxable securities (3)	229,683	1,354	2.34	224,719	1,304	2.33	225,994	1,235	2.17
Other interest earning assets	72,643	258	1.41	48,335	142	1.18	42,934	76	0.70
Total interest earning assets	3,602,117	37,324	4.11%	3,498,066	36,087	4.14%	3,383,827	35,114	4.13%
Noninterest earning assets	418,100			411,726			408,634
Total assets	$4,020,217			$3,909,792			$3,792,461
Interest Bearing Liabilities:
Certificates of deposit	$394,345	$633	0.64%	$363,053	$479	0.53%	$378,407	$468	0.49%
Savings accounts	494,990	360	0.29	497,033	316	0.26	507,523	214	0.17
Interest bearing demand and money market accounts	1,499,335	635	0.17	1,484,767	612	0.17	1,480,220	587	0.16
Total interest bearing deposits	2,388,670	1,628	0.27	2,344,853	1,407	0.24	2,366,150	1,269	0.21
Junior subordinated debentures	19,897	261	5.20	19,822	249	5.04	19,602	221	4.49
Securities sold under agreement to repurchase	28,999	16	0.22	22,852	12	0.21	18,861	10	0.21
Federal Home Loan Bank advances and other borrowings	111,293	428	1.53	107,132	239	0.89	5,618	8	0.57
Total interest bearing liabilities	2,548,859	2,333	0.36%	2,494,659	1,907	0.31%	2,410,231	1,508	0.25%
Demand and other noninterest bearing deposits	916,074			873,314			844,468
Other noninterest bearing liabilities	50,022			44,582			44,378
Stockholders’ equity	505,262			497,237			493,384
Total liabilities and stockholders’ equity	$4,020,217			$3,909,792			$3,792,461
Net interest income		$34,991			$34,180			$33,606
Net interest spread			3.75%			3.83%			3.88%
Net interest margin			3.85%			3.92%			3.95%
(1)    Annualized

(2)	The average loan balances presented in the table are net of allowances for loan losses. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3)     Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

	Nine Months Ended
	September 30, 2017			September 30, 2016
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net (2) (3)	$2,676,153	$94,580	4.73%	$2,461,856	$91,595	4.97%
Taxable securities	565,528	9,307	2.20	594,301	8,522	1.92
Nontaxable securities (3)	225,583	3,926	2.33	220,038	3,599	2.18
Other interest earning assets	51,049	461	1.21	47,829	225	0.63
Total interest earning assets	3,518,313	$108,274	4.11%	3,324,024	$103,941	4.18%
Noninterest earning assets	418,837			391,342
Total assets	$3,937,150			$3,715,366
Interest Bearing Liabilities:
Certificates of deposit	$369,724	$1,527	0.55%	$397,070	$1,496	0.50%
Savings accounts	499,353	940	0.25	478,762	540	0.15
Interest bearing demand and money market accounts	1,489,149	1,834	0.16	1,457,399	1,729	0.16
Total interest bearing deposits	2,358,226	4,301	0.24	2,333,231	3,765	0.22
Junior subordinated debentures	19,823	748	5.05	19,527	647	4.43
Securities sold under agreement to repurchase	23,660	38	0.21	20,031	31	0.21
Federal Home Loan Bank advances and other borrowings	106,556	870	1.09	11,608	47	0.54
Total interest bearing liabilities	2,508,265	5,957	0.32%	2,384,397	4,490	0.25%
Demand and other noninterest bearing deposits	885,467			811,043
Other noninterest bearing liabilities	47,283			35,266
Stockholders’ equity	496,135			484,660
Total liabilities and stockholders’ equity	$3,937,150			$3,715,366
Net interest income		$102,317			$99,451
Net interest spread			3.79%			3.93%
Net interest margin			3.89%			4.00%
(1)    Annualized

(2)	The average loan balances presented in the table are net of allowances for loan losses. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3)     Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Earnings:
Net interest income	$34,991	$34,180	$33,146	$33,055	$33,606
Provision for loan losses	884	1,131	867	1,177	1,495
Noninterest income	8,394	10,663	7,349	8,186	9,867
Noninterest expense	27,955	27,809	27,223	26,809	26,818
Net income	10,624	11,828	9,316	9,893	11,039
Basic earnings per common share	$0.35	$0.40	$0.31	$0.33	$0.37
Diluted earnings per common share	$0.35	$0.39	$0.31	$0.33	$0.37
Average Balances:
Total loans receivable, net	$2,737,535	$2,657,946	$2,631,816	$2,572,747	$2,526,150
Investment securities	791,939	791,785	789,584	803,344	814,743
Total interest earning assets	3,602,117	3,498,066	3,453,121	3,412,472	3,383,827
Total assets	4,020,217	3,909,792	3,879,898	3,835,388	3,792,461
Total interest bearing deposits	2,388,670	2,344,853	2,340,627	2,352,070	2,366,150
Demand and other noninterest bearing deposits	916,074	873,314	866,469	886,108	844,468
Stockholders' equity	505,262	497,237	485,690	489,502	493,384
Financial Ratios:
Return on average assets, annualized	1.05%	1.21%	0.97%	1.03%	1.16%
Return on average equity, annualized	8.34%	9.54%	7.78%	8.04%	8.90%
Return on average tangible common equity, annualized	11.10%	12.78%	10.51%	10.84%	11.99%
Efficiency ratio	64.43%	62.01%	67.23%	65.01%	61.69%
Noninterest expense to average total assets, annualized	2.76%	2.85%	2.85%	2.78%	2.81%
Net interest margin	3.85%	3.92%	3.89%	3.85%	3.95%
Net interest spread	3.75%	3.83%	3.81%	3.78%	3.88%

	As of Period End or for the three month periods ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Select Balance Sheet:
Total assets	$4,050,056	$3,990,954	$3,885,613	$3,878,981	$3,846,376
Total loans receivable, net	2,766,113	2,716,756	2,632,110	2,609,666	2,548,766
Investment securities	800,060	790,594	783,021	794,645	819,159
Deposits	3,320,818	3,291,250	3,243,415	3,229,648	3,242,421
Noninterest bearing demand deposits	916,265	919,576	880,998	882,091	865,930
Stockholders' equity	507,608	500,048	489,196	481,763	496,012
Financial Measures:
Book value per common share	$16.96	$16.71	$16.34	$16.08	$16.56
Tangible book value per common share	$12.77	$12.51	$12.13	$11.86	$12.33
Stockholders' equity to assets	12.5%	12.5%	12.6%	12.4%	12.9%
Tangible common equity to tangible assets	9.7	9.7	9.7	9.5	9.9
Loans to deposits ratio	84.2	83.5	82.1	81.8	79.5
Credit Quality Metrics:
Allowance for loan losses to:
Loans receivable, net	1.12%	1.19%	1.19%	1.18%	1.17%
Nonperforming loans	286.71	298.47	290.47	284.93	261.79
Nonperforming loans to loans receivable, net	0.39	0.40	0.41	0.41	0.45
Nonperforming assets to total assets	0.28	0.29	0.30	0.30	0.30
Net charge-offs (recoveries) on loans to average loans receivable, net	0.32%	—%	0.05%	0.05%	(0.05)%
Other Metrics:
Number of banking offices	59	59	59	63	63
Average number of full-time equivalent employees	747	753	761	753	738
Deposits per branch	$56,285	$55,784	$54,973	$51,264	$51,467
Average assets per full-time equivalent employee	5,382	5,190	5,095	5,094	5,141